We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” and to the use of our report dated December 22, 2017 in the Registration Statement on Form S-1 and related prospectus of Jufeel International Group for the registration of shares of its common stock.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

December 22, 2017